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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                 SCHEDULE 13E-3

                        RULE 13E-3 TRANSACTION STATEMENT
       (PURSUANT TO SECTION 13(E) OF THE SECURITIES EXCHANGE ACT OF 1934)

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                            THE MARQUEE GROUP, INC.
                              (Name of the Issuer)

                            THE MARQUEE GROUP, INC.
                      (Name of Person(s) Filing Statement)

                                    WARRANTS
                         (Title of Class of Securities)

                                   570906115
                     (CUSIP Number of Class of Securities)

                         ROBERT M. GUTKOWSKI, PRESIDENT
                               888 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10019
                                 (212) 728-2000

  (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of Person(s) Filing Statement)

                                    Copy to:

                              AMAR BUDARAPU, ESQ.
                                BAKER & MCKENZIE
                                805 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 751-5700

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This statement is filed in connection with (check the appropriate box):

a. [ ] The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C, or Rule 13e-3(c) under the Securities Exchange Act of 1934.

b. [ ] The filing of a registration statement under the Securities Act of 1933.

c.  [X] A tender offer.

d.  [ ] None of the above.

Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies. [ ]

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                           CALCULATION OF FILING FEE

  TRANSACTION VALUATION(1)                             AMOUNT OF FILING FEE(2)

      $10,168,114.50                                           $2033.62
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 (1)    Estimated solely for purposes of calculating the filing fee. Assumes purchase of all 4,519,162 outstanding warrants at $2.25 per warrant.
 (2) Calculated according to Rule 0-11(b)(1) under the Securities Exchange Act of 1934, as amended, based upon the transaction valuation multiplied by one fiftieth of one percent.

 [X] Check box if any part of the fee is offset as provided by Rule
     0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount Previously Paid:          $2033.62
Filing Party:                    THE MARQUEE GROUP, INC.
Form or Registration No.:        SCHEDULE 13E-4
Date Filed:                      JULY 23, 1997

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   This Rule 13e-3 Transaction Statement (this "Statement") relates to the offer by The Marquee Group, Inc., a Delaware corporation (the "Company"), to purchase all of the Company's outstanding redeemable warrants (the "Warrants"), at a price, net to the seller in cash, of $2.25 per Warrant, upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 23, 1997 (the "Offer to Purchase") and in the related Letter of Transmittal (which together constitute the "Offer"), copies of which are attached hereto as Exhibits (d)(1) and (d)(2), respectively. Each Warrant entitles the holder thereof to purchase one share of Common Stock, $.01 par value per share ("Common Stock"), of the Company at a price of $7.50 per share, subject to adjustment, from the date of issuance until December 4, 2001, unless redeemed earlier.

   The cross reference sheet below is being supplied pursuant to General Instruction F to Schedule 13E-3 and shows the location in the Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4"), filed by the Company with the Securities and Exchange Commission on the date hereof, of the information required to be included in response to the items of this Statement. The information set forth in the Schedule 13E-4, which is attached hereto as Exhibit (g), including all exhibits thereto, is expressly incorporated by reference and responses to each item herein are qualified in their entirety by the provisions of the Schedule 13E-4.

                             CROSS REFERENCE SHEET

                                                                 WHERE
                                                               LOCATED IN
ITEM IN SCHEDULE 13E-3                                       SCHEDULE 13E-4
----------------------                                       --------------
Item 1(a) .................................................    Item 1(a)
Item 1(b) .................................................    Item 1(b)
Item 1(c) .................................................    Item 1(c)
Item 1(d) .................................................        *
Item 1(e) .................................................        *
Item 1(f) .................................................        *
Item 2 ....................................................    Item 1(d)
Item 3 ....................................................        *
Item 4 ....................................................        *
Item 5(a) .................................................    Item 3(b)
Item 5(b) .................................................    Item 3(c)
Item 5(c) .................................................    Item 3(d)
Item 5(d) .................................................    Item 3(e)
Item 5(e) .................................................    Item 3(f)
Item 5(f) .................................................    Item 3(i)
Item 5(g) .................................................    Item 3(j)
Item 6(a) .................................................    Item 2(a)
Item 6(b) .................................................        *
Item 6(c) .................................................    Item 2(b)
Item 6(d) .................................................        *
Item 7(a) .................................................      Item 3
Item 7(b) .................................................        *
Item 7(c) .................................................        *
Item 7(d) .................................................        *
Item 8 ....................................................        *
Item 9 ....................................................        *
Item 10(a) ................................................        *
Item 10(b) ................................................      Item 4
Item 11 ...................................................      Item 5
Item 12(a) ................................................    Item 1(b)

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                                                                 WHERE
                                                               LOCATED IN
ITEM IN SCHEDULE 13E-3                                       SCHEDULE 13E-4
----------------------                                       --------------
Item 12(b) ................................................        *
Item 13 ...................................................        *
Item 14(a) ................................................    Item 7(a)
Item 14(b) ................................................    Item 7(b)
Item 15(a) ................................................        *
Item 15(b) ................................................      Item 6
Item 16 ...................................................    Item 8(e)
Item 17(a) ................................................    Item 9(b)
Item 17(b) ................................................        *
Item 17(c) ................................................    Item 9(c)
Item 17(d).................................................    Item 9(a)
Item 17(e).................................................        *
Item 17(f).................................................    Item 9(f)

--------------
*   The Item is located in the Schedule 13E-3 only.

ITEM 1. SECURITY AND ISSUER.

   (a) The name of the issuer is The Marquee Group, Inc., a Delaware corporation, which has its principal executive offices at 888 Seventh Avenue, New York, New York 10019, telephone number (212) 728-2000.

   (b)-(c) The information set forth in the front cover page, "Introduction," "Section 1. Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer" and "Section 9. Price Range of Warrants" of the Offer to Purchase is incorporated herein by reference.

   (d) Not applicable.

   (e)-(f) The information set forth in "Section 12. Transactions and Arrangements Concerning the Warrants" of the Offer to Purchase is incorporated herein by reference.

ITEM 2. IDENTITY AND BACKGROUND.

   The issuer is the party filing this Statement.

   (a)-(d) The information set forth in Schedule A of the Offer to Purchase is incorporated herein by reference.

   (e)-(f) None.

   (g) The information set forth in Schedule A of the Offer to Purchase is incorporated herein by reference.

ITEM 3. PAST CONTRACTS, TRANSACTIONS OR NEGOTIATIONS.

   Not applicable.

ITEM 4. TERMS OF THE TRANSACTION.

   (a) The information set forth in "Introduction," "Section 1. Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer" and "The Offer" of the Offer to Purchase is incorporated herein by reference.

   (b) Not applicable.

                                       3

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ITEM 5. PLANS OR PROPOSALS OF THE ISSUER OR AFFILIATE.

   (a) The information set forth in "Section 1. Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer" and "Section 10. Certain Information Concerning the Company" of the Offer to Purchase is incorporated herein by reference.

   (b)-(c) The information set forth in "Section 1. Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer" of the Offer to Purchase is incorporated herein by reference.

   (d)-(e) The information set forth in "Section 1. Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer" and "Section 10. Certain Information Concerning the Company" of the Offer to Purchase is incorporated herein by reference.

   (e)-(g) The information set forth in "Section 1. Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer" of the Offer to Purchase is incorporated herein by reference.

ITEM 6. SOURCE AND AMOUNTS OF FUNDS OR OTHER CONSIDERATION.

   (a) The information set forth in "Section 11. Source and Amount of Funds" of the Offer to Purchase is incorporated herein by reference.

   (b) The information set forth in "Section 14. Fees and Expenses" of the Offer to Purchase is incorporated herein by reference.

   (c) The information set forth in "Section 11. Source and Amount of Funds" of the Offer to Purchase is incorporated herein by reference.

   (d) Not applicable.

ITEM 7. PURPOSE(S), ALTERNATIVES, REASONS AND EFFECTS.

   (a) The information set forth in "Section 1. Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer" of the Offer to Purchase is incorporated herein by reference.

   (b) Not applicable.

   (c) The information set forth in "Section 1. Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer" of the Offer to Purchase is incorporated herein by reference.

   (d) The information set forth in "Section 1. Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer" and "Section 2. Certain Federal Income Tax Consequences" of the Offer to Purchase is incorporated herein by reference.

ITEM 8. FAIRNESS OF THE TRANSACTION.

   (a)-(b) The information set forth in "Section 1. Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer" of the Offer to Purchase is incorporated herein by reference.

   (c) The information set forth in "Section 3. Certain Legal Matters; Regulatory and Foreign Approvals; No Appraisal Rights" of the Offer to Purchase is incorporated herein by reference.

   (d)-(e) The information set forth in "Section 1. Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer" of the Offer to Purchase is incorporated herein by reference.

   (f) None.

ITEM 9. REPORTS, OPINIONS, APPRAISALS AND CERTAIN NEGOTIATIONS.

   (a) The information set forth in "Section 1. Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer" of the Offer to Purchase is incorporated herein by reference.

   (b) Not applicable.

   (c) Not applicable.

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ITEM 10. INTEREST IN SECURITIES OF THE ISSUER.

   (a)-(b) The information set forth in "Section 12. Transactions and Arrangements Concerning the Warrants" of the Offer to Purchase is incorporated herein by reference.

ITEM 11. CONTRACTS, ARRANGEMENTS OR UNDERSTANDINGS WITH RESPECT TO THE ISSUER'S SECURITIES.

   The information set forth in "Section 1. Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer" and "Section 12. Transactions and Arrangements Concerning the Warrants" of the Offer to Purchase is incorporated herein by reference.

ITEM 12. PRESENT INTENTION AND RECOMMENDATION OF CERTAIN PERSONS WITH REGARD TO THE TRANSACTION.

   (a) The information set forth in "Section 12. Transactions and Arrangements Concerning the Warrants" of the Offer to Purchase is incorporated herein by reference.

   (b) The information set forth in the front cover page, "Introduction" and "Section 1. Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer" of the Offer to Purchase is incorporated herein by reference.

ITEM 13. OTHER PROVISIONS OF THE TRANSACTION.

   (a) The information set forth in "Section 3. Certain Legal Matters; Regulatory and Foreign Approvals; No Appraisal Rights" of the Offer to Purchase is incorporated herein by reference.

   (b) None.

   (c) Not applicable.

ITEM 14. FINANCIAL INFORMATION.

   (a)-(b) The information set forth in "Section 10. Certain Information Concerning the Company" of the Offer to Purchase and in the sections entitled "Capitalization," "Unaudited Pro Forma Condensed Combined Financial Statements" and "Index to Financial Statements" contained in Exhibit (h) hereto is incorporated herein by reference.

ITEM 15. PERSONS AND ASSETS EMPLOYED, RETAINED OR UTILIZED.

   (a)-(b) The information set forth in "Section 14. Fees and Expenses" of the Offer to Purchase is incorporated herein by reference.

ITEM 16. ADDITIONAL INFORMATION.

   Reference is hereby made to the Offer to Purchase and the related Letter of Transmittal, copies of which are attached hereto as Exhibits (d)(1) and
(d)(2), respectively, and incorporated in their entirety herein by reference.

ITEM 17. MATERIAL TO BE FILED AS EXHIBITS.

   (a) None.

   (b) None.

   (c) None.

   (d)(1) Form of Offer to Purchase dated July 23, 1997.

   (d)(2) Form of Letter of Transmittal.

   (d)(3) Form of Notice of Guaranteed Delivery.

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   (d)(4) Form of letter to brokers, dealers, commercial banks, trust companies and other nominees dated July 23, 1997.

   (d)(5) Form of letter to clients for use by brokers, dealers, commercial banks, trust companies and other nominees dated July 23, 1997.

   (d)(6) Letter to holders of Warrants dated July 23, 1997.

   (d)(7) Form of press release dated July 23, 1997.

   (d)(8) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

   (e) None.

   (f) None.

   (g) Issuer Tender Offer Statement on Schedule 13E-4.

   (h) Preliminary prospectus of the Company relating to the Stock Offering.

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                                   SIGNATURE

   After due inquiry and to the best of my knowledge and belief, I certify that the information set forth

                                          THE MARQUEE GROUP, INC.,
                                          a Delaware corporation

                                          By: /s/ Robert M. Gutkowski
                                              -------------------------------
                                              Robert M. Gutkowski
                                              President and Chief Executive
                                              Officer

July 23, 1997

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                                 EXHIBIT INDEX

EXHIBIT NO.     DESCRIPTION
-----------     -----------

(d)(1)          Form of Offer to Purchase dated July 23, 1997
(d)(2)          Form of Letter of Transmittal
(d)(3)          Form of Notice of Guaranteed Delivery
(d)(4) Form of letter to brokers, dealers, commercial banks, trust companies and other nominees dated July 23, 1997
(d)(5) Form of letter to clients for use by brokers, dealers, commercial banks, trust companies and other nominees dated July 23, 1997
(d)(6)          Letter to Warrant holders dated July 23, 1997
(d)(7)          Form of press release dated July 23, 1997
(d)(8) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9
(g)             Issuer Tender Offer Statement on Schedule 13E-4
(h)             Preliminary prospectus of the Company relating to the Stock
                Offering.

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